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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.


Contacts: Wesley R. Card, Chief Financial Officer
          Anita Britt, Director of Investor Relations and Financial Planning
          (215) 785-4000


            JONES APPAREL GROUP COMPLETES ACQUISITION OF SUN APPAREL


NEW YORK, NEW YORK -- October 2, 1998 -- Jones Apparel Group, Inc. ("Jones") (NYSE-JNY) announced today that it has completed its previously announced acquisition of Sun Apparel, Inc. ("Sun").

Jones purchased the equity of Sun for $216.6 million, comprised of $137.8 million in cash and 4.4 million shares of Jones common stock, valued for financial reporting purposes at $18.00 per share as of September 10, 1998, the date the definitive merger agreement was signed.

Jones has also assumed Sun debt of $228.5 million, which has been refinanced in conjunction with the closing of the transaction.

The Company announced the closing of $265 million of senior notes due 2001, and a $550 million bank credit facility to finance the acquisition and the Company's working capital, general corporate and trade letter of credit requirements.

The Company also announced the appointment of Eric A. Rothfield, President and CEO of Sun, and Mark Schwartz, President and CEO of Palladin Capital Group, Inc., to the Board of Directors.

Jones Apparel Group, Inc. is a leading designer and marketer of better priced women's sportswear, suits and dresses. The Company markets its products under several nationally known brands including Jones New York, Evan-Picone, Rena Rowan, Saville, and the Lauren by Ralph Lauren and Ralph by Ralph Lauren brands licensed from Polo Ralph Lauren.

Sun Apparel, Inc. is a designer, manufacturer and distributor of jeanswear, sportswear and related apparel for men, women and children. Sun markets products under the Polo Jeans Company brand, licensed from Polo Ralph Lauren, as well as other owned, licensed and private label brand.


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